                                                                      Exhibit 11

                              HUBBELL INCORPORATED
                       Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                           Three Months Ended         Six Months Ended
                                                 June 30,                June 30,
                                           -------------------     --------------------

                                             1994      1993           1994      1993
                                           --------  --------       --------  --------
Net Income                                 $26,459   $25,010        $50,788   $49,036
                                           =======   =======        =======   =======

Weighted average number
 of common shares outstanding
 during the year                            31,333    31,211         31,310    31,202

Common equivalent shares                       388       434            407       432
                                           -------   -------        -------   -------

Average number of shares
 outstanding                                31,721    31,645         31,717    31,634
                                           =======   =======        =======   =======

Earnings per share                           $0.83     $0.79          $1.60     $1.55
                                           =======   =======        =======   =======